Exhibit 5.2

Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020	212 660 3000 sullivanlaw.com

September 15, 2025

Wearable Devices Ltd.

5 Ha-Tnufa St.,

Yokne-am Illit, Israel 2066736

Re:	Sale of securities pursuant to Registration Statement on Form F-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form F-3 (Registration No. 333-274841) (the “Registration Statement”), the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed or to be filed by Wearable Devices Ltd., a corporation organized under the laws of Israel (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering of (i) 440,000 ordinary shares (the “Ordinary Shares”), no par value per share, and (ii) 230,000 pre-funded warrants (the “Pre-Funded Warrants”) to purchase Ordinary Shares, pursuant to a securities purchase agreement dated September 12, 2025, between the Company and the purchaser named therein. We understand that the Company has engaged A.G.P./Alliance Global Partners to act as the placement agent in connection with the offering of the securities (the “Offering”).

We are acting as U.S. securities counsel for the Company in connection with the Offering. We have examined signed copies of the Registration Statement and the Prospectus Supplement filed or to be filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the articles of association of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. Because the agreements governing the Pre-Funded Warrants contain a provision stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Israel. With respect to the Ordinary Shares and the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants being duly and validly issued, fully paid and non-assessable, we have relied on the opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.) filed as Exhibit 5.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed on September 15, 2025.

Based upon and subject to the foregoing, we are of the opinion that each of the Pre-Funded Warrants, if and when issued and paid for as contemplated by the terms of the Offering, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect). In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by holders of the Pre-Funded Warrants currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Report of Foreign Private Issuer on Form 6-K filed on September 15, 2025 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP